                                                                    EXHIBIT 12.2

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------------------
                            1996         1995         1994          1993          1992
                         -----------  -----------  -----------  ------------  ------------
Fixed charges:
  Interest.............. $ 8,181,000  $ 8,501,000  $ 7,305,000  $  6,249,000  $  3,658,000
  Amortization of debt
   expense..............     610,000      619,000      280,000       279,000        99,000
  Interest portion of
   rental expense.......   1,028,000      764,000      570,000       416,000       300,000
                         -----------  -----------  -----------  ------------  ------------
                         $ 9,819,000  $ 9,884,000  $ 8,155,000  $  6,944,000  $  4,057,000
                         ===========  ===========  ===========  ============  ============
Earnings:
  Income (loss) before
   income tax........... $10,466,000  $ 2,556,000  $(4,484,000) $(18,575,000) $(14,850,000)
  Fixed charges per
   above................   9,819,000    9,884,000    8,155,000     6,944,000     4,057,000
    Less: Capitalized
     interest...........    (198,000)    (119,000)     (80,000)     (123,000)      (99,000)
                         -----------  -----------  -----------  ------------  ------------
                         $20,087,000  $12,321,000  $ 3,591,000  $(11,754,000) $(10,892,000)
                         ===========  ===========  ===========  ============  ============
Ratio of Earnings to
 Fixed Charges..........         2.0          1.2          0.4           --            --